EXHIBIT 99.7

April 9, 2019

Mr. James Thornton

Chairman of the Board

DNB Financial Corporation

4 Brandywine Avenue

Downingtown, PA 19335

Via E Mail

Jim,

I am in receipt of DNBF’s response to our lawful request, made as one of DNBF’s largest shareholders, to inspect the DNBF’s books and records in order to (among other things) investigate the inappropriate payment made to one of DNBF’s former employees as well as review the third party valuation materials that you indicated justify DNBF’s commitment to remaining independent.

I would say that I was surprised by the anti-shareholder tone and substance of DNBF’s response, except, unfortunately, DNBF’s commitment to advancing the interests of management at the expense of shareholders is all too well known at this point.  I am, however, disappointed that you continue to expend corporate resources to prevent shareholders from uncovering the truth regarding the purported “change of control” payment made to Mr. Liuzzi or discerning (what we expect will be) the obvious biases and defects in any valuation materials prepared by third parties that DNBF has relied upon in its misguided commitment to remain independent, regardless of other options that might provided far greater shareholder value.

I had previously hoped we would be able to establish an arrangement that would permit a more candid discussion of these matters and therefore held off pursuing our books and records request further.  However, the DNBF board’s knee-jerk refusal to engage in any type of productive and meaningful dialogue has compelled us to act in order to assert our rights as shareholders.  Please be aware that, for the benefit of all shareholders, we are committed to pursuing all remedies available to us as shareholders to shed much needed light on the DNBF board’s (i) wasteful decision to pay a purported “change of control” payment when no change in control occurred as well as to grant management excessive golden parachutes, (ii) reliance on potentially biased and faulty analyses to justify its blind commitment to remain independent and (iii) continued stonewalling regarding our request that the DNBF board form a special committee to engage a qualified and experienced third party financial advisor to solicit acquisition proposals for DNBF.

Our attorney will be responding directly to the specific (and spurious) objections made to our exercise of our rights as shareholders.  Obviously, I would prefer that DNBF refrain from expending any additional resources to prevent their shareholders from exercising their legal rights, but, given where your loyalties lie, I realize that is unlikely.

Thank you,

/s/ J. Abbott R. Cooper

J. Abbott R. Cooper

President

CT Opportunity Management LLC

Manager

Driver Management Company LLC